UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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GLOBECOMM SYSTEMS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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GLOBECOMM SYSTEMS INC.

45 Oser Avenue
Hauppauge, New York 11788

Notice of Annual Meeting of Stockholders
November 20, 2008

The Annual Meeting of Stockholders of Globecomm Systems Inc. (the “Company”) will be held at the principal executive offices of the Company, 45 Oser Avenue, Hauppauge, New York 11788 on November 20, 2008, at 10:00 a.m. (eastern standard time) (the “Annual Meeting”) for the following purposes:

(1)	To elect seven directors to serve until the next annual meeting or until their respective successors shall have been elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending June 30, 2009; and

(3)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 30, 2008 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m. at the principal executive offices of the Company at the address above.

Whether or not you expect to attend the Annual Meeting, your proxy vote is important to the Company. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada, or vote by telephone or over the Internet as described on the enclosed proxy card.

By Order of the Board of Directors

Paul J. Johnson
Secretary

October 17, 2008

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
BE COMPLETED AND RETURNED PROMPTLY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 20, 2008: The Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended June 30, 2008 are available at www.globecommsystems.com.

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GLOBECOMM SYSTEMS INC.

45 Oser Avenue
Hauppauge, New York 11788

PROXY STATEMENT
October 17, 2008

GENERAL INFORMATION

This Proxy Statement is furnished to stockholders of record of Globecomm Systems Inc. (the “Company,” “we,” “us” or “our”) as of September 30, 2008, in connection with the solicitation of proxies by the board of directors of the Company (the “Board of Directors”) for use at the Annual Meeting of Stockholders to be held at the principal executive offices of the Company at 45 Oser Avenue, Hauppauge, New York 11788 on November 20, 2008, at 10:00 a.m. (eastern standard time) (the “Annual Meeting”).

The Annual Report of the Company (which is not a part of the proxy solicitation material), together with the consolidated financial statements of the Company for the fiscal year ended June 30, 2008, is being distributed concurrently herewith to stockholders.

The mailing address of the principal executive offices of the Company is 45 Oser Avenue, Hauppauge, New York 11788. This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of the Company on or about October 17, 2008.

Stockholders Entitled to Vote

The Company has only one class of voting securities outstanding, its common stock, par value $0.001 per share (the “Common Stock”). All stockholders of record at the close of business on September 30, 2008 are entitled to vote at the meeting. At the close of business on September 30, 2008, a total of 20,432,390 shares of Common Stock was outstanding. Each record holder of shares of Common Stock is entitled to one vote per share. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting between 9:00 a.m. and 5:00 p.m. at the principal executive offices of the Company at the address specified above. Each share is entitled to one vote on all matters that properly come before the meeting.

Voting Procedures

If you are the record holder of your shares, you can vote in person at the meeting or by proxy in one of the following three ways:

1.	Vote by Mail: Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

2.	Vote by Telephone: Call the toll-free number 1-800-690-6903. You will need to provide the control number printed on your proxy card, and follow the instructions on your card and the voice prompts.

3.	Vote over the Internet: Go to the website www.proxyvote.com. You will need to provide the control number printed on your proxy card, and follow the instructions on your card and the website.

If you vote by telephone or over the Internet, do not return your proxy card.

If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you will receive instructions from the record holder asking you how you wish to vote. Telephone and Internet voting will be offered by most brokers and banks. Please refer to the proxy card and other information provided by the record holder to see which voting options are available to you. If you wish to vote your shares in person at the meeting, you must first obtain a proxy issued in your name from the record holder.

Voting of Proxies

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the recommendations of the Board of Directors, which are as follows:

•	FOR election of the nominated directors (Proposal 1); and

•	FOR ratification of Ernst & Young LLP, as independent registered public accounting firm of the Company (Proposal 2).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Changing Your Vote

A proxy may be revoked at any time prior to its being voted by delivering written notice to the Secretary of the Company, by delivering a properly executed later-dated proxy (including by telephone or over the Internet), or by voting in person at the meeting.

Quorum

The presence, in person or by proxy, of the stockholders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.

Vote Required

Assuming a quorum is present, directors will be elected by a plurality of the votes cast in person or by proxy at the meeting.

The proposal to ratify the appointment of Ernst & Young LLP, as independent registered public accounting firm of the Company, requires the affirmative vote of a majority of the votes cast in person or by proxy at the meeting.

Effect of Abstentions

If you vote “abstain” (rather than vote “for” or “against”) with respect to a proposal, your shares will count as present for purposes of determining whether a quorum is present but will have the effect of a negative vote on matters other than the election of directors.

Effect of Broker Non-Votes

If any broker non-votes occur at the meeting with respect to your shares, the broker non-votes will count for purposes of determining whether a quorum is present but not for purposes of determining the number of votes cast with respect to a particular proposal. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the owner. Brokers have discretionary voting power under the rules governing brokers to vote without instructions from the beneficial owner on certain “routine” items such as the election of directors and the ratification of the appointment of the independent registered public accounting firm (Proposals 1 and 2) and, accordingly, your shares may be voted by your broker on Proposals 1 and 2.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors has nominated for election to the Board of Directors the seven persons named below to serve until the next annual meeting of stockholders or until their successors have been elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees.

The number of directors who currently serve on the Board of Directors is seven. Each of the current directors has been nominated for, and has agreed to stand for, re-election. The Board of Directors may fill any current or future vacancy upon identification of a qualified candidate.

The Board of Directors recommends that you vote in favor of the election of each of the nominees named below as directors of the Company to serve until the next annual meeting of stockholders, and the persons named as proxies in the enclosed proxy will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxies. All of the nominees have indicated a willingness to serve as directors, but if any nominee becomes unavailable to serve before the election, the shares represented by valid proxies will be voted in favor of the remaining nominees unless the Board of Directors nominates a substitute, in which case the proxies may be voted for the substitute.

The name, age, business experience and certain other information regarding each of the nominees for director are set forth on the following pages.

			Director
Director Nominee	Age	Position with the Company	Since

David E. Hershberg	71	Chairman, Chief Executive Officer and President	1994
Richard E. Caruso	62	Director(1)(2)(3)(4)	2000
Harry L. Hutcherson, Jr.	66	Director(1)(4)	2003
Brian T. Maloney	54	Director(1)(2)(3)(4)	2002
Jack A. Shaw	69	Director(2)(3)(4)	2004
A. Robert Towbin	73	Director	1997
C. J. Waylan	67	Director(1)(2)(3)(4)	1997

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Corporate Governance Committee

(4)	The Board of Directors has determined, based on written inquiries, that these directors are independent as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

David E. Hershberg founded the Company in 1994 and has been its Chief Executive Officer and Chairman of the Board of Directors since its inception. In addition, Mr. Hershberg is President of the Company effective September 2008. From 1976 to 1994, Mr. Hershberg was the President of Satellite Transmission Systems, Inc. (“STS”), a provider of satellite ground segment systems and networks, which he founded and which became a subsidiary of California Microwave, Inc. (“CMI”), and is currently part of Narda Satellite Networks, a subsidiary of L3 Communications Corporation. From 1990 to 1994, Mr. Hershberg also served as Group President of the Satellite Communications Group of CMI, where he also had responsibility for EFData, Inc., a manufacturer of satellite communications modems, and for Viasat Technology Corp., a manufacturer of communications systems that specialized in portable and mobile satellite communications equipment. Mr. Hershberg is a director of Primus Telecommunications Group, Inc., a telecommunications company providing long distance services. Mr. Hershberg holds a B.S. in Electrical Engineering from Rensselaer Polytechnic Institute, an M.S. in Electrical Engineering from Columbia University and an M.S. in Management Science from Stevens Institute of Technology.

Richard E. Caruso has been Managing Director, Communications Industry of Tata Consulting Services, an information technology consulting and outsourcing company, since June 2008. From 2004 to 2008 Mr. Caurso was Managing Director, Technology, Communications & Media Industries of BearingPoint, Inc., a provider of business consulting, systems integration and managed services. From 2001 to 2003, Mr. Caruso was a Senior Partner at TechLeaders Consulting, LLC, an information technology staffing and consulting company. From 1999 to 2001, Mr. Caruso served as President of Hosting Solutions and Storage Networking at Nortel Networks Corporation, a global supplier of networking solutions and services that support the Internet. From 1994 to 1999, Mr. Caruso served as Vice President and General Manager of Solutions for IBM Global Telecom and Media Industries. From 1983 to 1994, Mr. Caruso held various positions with Bellcore, including Corporate Vice President of Industry Markets. Mr. Caruso holds a B.S. in Industrial Engineering from Rutgers University and an M.S. in Industrial Engineering from the New Jersey Institute of Technology.

Harry L. Hutcherson, Jr. has been affiliated with Navigant Consulting, Inc. (formerly, Peterson Consulting) as an independent contract consultant providing financial analytical and business consulting on various large projects since 1992. From 1977 through 1992, Mr. Hutcherson was an audit partner of Arthur Andersen LLP. Mr. Hutcherson is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Greater Washington Society of Certified Public Accountants and the Virginia State Society of Certified Public Accountants. Mr. Hutcherson holds a B.S. in Accounting from the University of Richmond.

Brian T. Maloney has been Chief Executive Officer of Ygomi LLC, a private equity firm, beginning in October 2008. From May 2006 to January 2008, Mr. Maloney was President of Global Industries at Unisys Corporation, a worldwide information technology consulting services and solutions company. Prior to joining Unisys Corporation, Mr. Maloney was an independent consultant in the telecommunications industry from January 2005 to April 2006. From 2002 to September 2004, Mr. Maloney served as Chief Operating Officer for Perot Systems Corporation. From 1978 to 2002, Mr. Maloney held various positions with AT&T, most recently as Senior Vice President of AT&T, and as President and Chief Executive Officer of AT&T Solutions. Mr. Maloney received a B.S. in English from Hunter College and an M.A. in English from Columbia University.

Jack A. Shaw is currently retired. He held various positions at Hughes Electronics Corporation (“Hughes”), from 1998 to December 2003, most recently as its President and Chief Executive Officer and as a member of its board of directors. From 1998 to 2001, Mr. Shaw served as Senior Executive Vice President of Hughes. Mr. Shaw is currently a director of Sirius XM Radio Inc. and is a senior member of the Institute of Electrical and Electronics Engineers. Mr. Shaw holds a B.S. in Electrical Engineering from Purdue University.

A. Robert Towbin has been the Executive Vice President and Managing Director of Stephens Inc. since December 2001. From 2000 to 2001, he was Co-Chairman of C.E. Unterberg, Towbin (now Collins Stewart LLC) and from 1995 to 1999 was Senior Managing Director of C.E. Unterberg, Towbin. From 1994 to 1996, Mr. Towbin was President and Chief Executive Officer of the Russian-American Enterprise Fund, a U.S. government-owned investment fund, and later, Vice Chairman of its successor fund, the U.S. Russia Investment Fund. Mr. Towbin was a Managing Director of Lehman Brothers and its Co-Head of High Technology Investment Banking from 1987 to 1994. From 1959 to 1987, Mr. Towbin was Vice Chairman and a Director of L.F. Rothschild, Unterberg, Towbin Holdings Inc. and its predecessor companies. Mr. Towbin holds a B.A. from Dartmouth College.

C. J. Waylan acts as an advisor to telecommunication and satellite companies. Dr. Waylan served as Executive Vice President for GTE Mobilnet and President of GTE Spacenet Corporation until his retirement in 1996. From 1996 to 1997, he was Executive Vice President of NextWave Telecom, Inc., a start-up provider of wireless communications and from 1997 to 2006, he was President and Chief Executive Officer of CCI International, NV, a mobile satellite communications company. He holds a B.S. from the University of Kansas as well as an M.S. in Electrical Engineering and a Ph.D. from the Naval Postgraduate School.

The Board of Directors recommends a vote “FOR” each of the seven nominees.

Information About the Board of Directors and Committees

Committees of the Board of Directors.  The Board of Directors currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The current membership for each is as follows:

Nominating and Corporate
Audit Committee	Compensation Committee	Governance Committee

Harry L. Hutcherson Jr. (Chairperson)	Richard E. Caruso (Chairperson)	Brian T. Maloney (Chairperson)
Richard E. Caruso	Brian T. Maloney	Richard E. Caruso
Brian T. Maloney	Jack A. Shaw	Jack A. Shaw
C. J. Waylan	C. J. Waylan	C. J. Waylan

Audit Committee.  The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm and the accounting practices of the Company. The Audit Committee also serves as the Board of Directors’ Qualified Legal Compliance Committee within the meaning of Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Board of Directors has determined that Mr. Hutcherson is qualified as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held eight meetings during fiscal 2008.

Compensation Committee.  The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the executive officers and directors of the Company. The

Compensation Committee also administers various incentive compensation and stock and benefit plans, including awards to directors. The Compensation Committee held three meetings during fiscal 2008.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for searching for, and recommending to, the Board of Directors potential nominees for director positions, making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees, monitoring the Board of Directors’ effectiveness and developing and implementing the Company’s corporate governance procedures and policies. The Nominating and Corporate Governance Committee held one meeting during fiscal 2008.

In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. The Board of Directors is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure, while contributing to the Board of Directors’ ability to work as a collective body. Accordingly, it is the policy of the Nominating and Corporate Governance Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board of Directors and whom the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors.

If there are positions on the Board of Directors for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar with qualified candidates, including members of the Board of Directors and senior management of the Company. The Nominating and Corporate Governance Committee may also engage a search firm to assist in the identification of qualified candidates.

The Nominating and Corporate Governance Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account all available information concerning the candidate, the existing composition and mix of talent and expertise on the Board of Directors and other factors that it deems relevant. In conducting its review and evaluation, the Nominating and Corporate Governance Committee may solicit the views of management and other members of the Board of Directors and may, if deemed helpful, conduct interviews of proposed candidates. The Nominating and Corporate Governance Committee requires that all candidates for the Board of Directors be of the highest personal and professional integrity and have demonstrated exceptional ability and judgment. The Nominating and Corporate Governance Committee will consider whether such candidate will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s stockholders. In addition, the Nominating and Corporate Governance Committee requires that all candidates have no interests that materially conflict with those of the Company and its stockholders, have meaningful management, advisory or policy making experience, have a general appreciation of the major business issues facing the Company and have adequate time to devote to service on the Board of Directors. The Company also requires that a majority of its directors be independent, that at least three of the directors have the financial literacy necessary for service on the Audit Committee and that at least one of these directors qualifies as an audit committee financial expert in accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”) and NASDAQ.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for the Board of Directors if such recommendations are received in writing by the Nominating and Corporate Governance Committee by the due date for stockholder proposals as indicated in the Company’s proxy statement for the previous fiscal year. Such candidates will be considered using the same criteria as for other candidates, except that the Nominating and Corporate Governance Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. A stockholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications in writing by July 23, 2009 to the Nominating and Corporate Governance Committee at the following address: Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788, Attention: Nominating and Corporate Governance Committee.

Special and Other Committees.  In fiscal 2008, the Board of Directors deemed it important and in the best interest of the Company to form a Special Offering Committee and a Special Pricing Committee to make certain determinations related to the Company’s follow on equity offering in August and September 2007.

Committee Charters.  The Company’s Board of Directors has adopted charters for the Audit, Compensation and Nominating and Corporate Governance Committees. Each committee reviews its charter for adequacy on an annual basis. These charters are available on the Company’s website at www.globecommsystems.com under Governance. To access, choose the Investor tab, then select Governance from the drop down list under General Information.

Compensation Committee Interlocks and Insider Participation.  None of the individuals on the Compensation Committee has ever been an officer or employee of the Company nor have they had any relationship with the Company that requires disclosure in this Proxy Statement. In addition, no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers serves as director or member of the Compensation Committee of the Company.

Communications with the Board of Directors.  Stockholders and other interested parties may communicate with the Board of Directors, the non-management directors as a group, any committee of the Board of Directors or any individual member of the Board of Directors, including the Chairperson of the Nominating and Corporate Governance Committee, by either writing the Company’s Corporate Secretary at 45 Oser Avenue, Hauppauge, New York 11788 or electronically mailing the Company’s Corporate Secretary at pjohnson@globecommsystems.com. All communications will be reviewed by the Company’s Corporate Secretary, who will then forward such communications or a summary thereof to the appropriate director(s). Any communication related to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairperson of the Audit Committee.

Attendance at Board of Director and Committee Meetings.  During fiscal 2008, the Board of Directors held six regular meetings and one meeting of the independent directors. Directors are expected to attend all scheduled Board of Director and committee meetings and in no event less than 75% of such meetings annually. In fiscal 2008, all directors attended 75% or more of the (i) meetings of the Board of Directors and (ii) meetings of the Board of Director committees on which they served. The independent directors are required to have at least one regularly scheduled meeting a year without management present; in fiscal 2008 the independent directors held one meeting. All of the directors attended the Company’s 2007 annual meeting of stockholders.

Code of Ethics and Business Conduct.  The Company has adopted a Code of Ethics and Business Conduct, which applies to all employees of the Company, including its principal executive officer, principal financial officer and controller. A copy of the Code of Ethics and Business Conduct is available on the

Company’s website at www.globecommsystems.com under the Investor tab; select General Information from the drop down list and then choose Governance. The Company will disclose on its website at www.globecommsystems.com, in accordance with all applicable laws and regulations, amendments to, or waivers from, the Code of Ethics and Business Conduct.

Directors’ Compensation

The compensation program for non-employee directors consists of cash retainers, committee fees, meeting fees and stock option awards.

From July 1, 2007 through September 30, 2007, those fees consisted of the following:

•	Retainer per director for service on the Board of Directors: $32,500 per year ($750 is paid per meeting for any meetings in addition to scheduled quarterly meetings);

•	Audit Committee member: $8,000 per year;

•	Audit Committee Chairperson: $14,000 per year;

•	Compensation Committee member: $2,500 per year;

•	Nominating and Corporate Governance Committee member: $1,500 per year; and

•	Special committee member: $1,500 per meeting attended in person and $750 per meeting attended telephonically. (There were four such telephonic meetings from July 1, 2007 through September 30, 2007.)

From October 1, 2007 through June 30, 2008, those fees consisted of the following:

•	Retainer per director for service on the Board of Directors: $35,500 per year ($750 is paid per meeting for any meetings in addition to scheduled quarterly meetings);

•	Audit Committee member: $9,000 per year;

•	Audit Committee Chairperson: $16,000 per year;

•	Compensation Committee member: $3,500 per year;

•	Compensation Committee Chairperson: $5,000 per year;

•	Nominating and Corporate Governance Committee member: $2,500 per year;

•	Nominating and Corporate Governance Committee Chairperson: $5,000 per year; and

•	Special committee member: $1,500 per meeting attended in person and $750 per meeting attended telephonically. (There were no such meetings from October 1, 2007 through June 30, 2008.)

These non-employee directors are also reimbursed for certain expenses incurred in connection with attendance at meetings of the Board of Directors. Directors who are also employees of the Company do not receive any cash compensation for their service as directors.

During fiscal 2008, Messrs. Caruso, Hutcherson, Maloney, Shaw and Towbin and Dr. Waylan were each granted a fully vested option to purchase 5,000 shares of Common Stock for their service on the Board of Directors pursuant to the Automatic Option Grant Program of the Company’s 2006 Stock Incentive Plan (the “2006 Plan”).

As plan administrator of the 2006 Plan, the Compensation Committee may, in its discretion, grant options from time to time to non-employee members of the Board of Directors under the discretionary option grant component of the 2006 Plan, in addition to the automatic option grants provided in the 2006 Plan. The basis for such grants is the Compensation Committee’s assessment of each Board of Directors’ member’s specific contributions to the Company during the course of the year. The circumstances and amounts of such grants may vary based on the Compensation Committee’s assessment. During fiscal 2008, no discretionary options were granted to non-employee directors.

Directors’ Compensation in Fiscal 2008

	Fees
	Earned
	or Paid	Option
	in Cash(1)	Awards(2)	Total
Name of Director	($)	($)	($)
(a)	(b)	(c)	(d)

David E. Hershberg(3)	—	—	—
Kenneth A. Miller(3)	—	—	—
Richard E. Caruso	51,625	29,034	80,659
Harry L. Hutcherson, Jr.	54,750	29,034	83,784
Brian T. Maloney	54,625	29,034	83,659
Jack A. Shaw	44,000	29,034	73,034
A. Robert Towbin	36,250	29,034	65,284
C. J. Waylan	53,500	29,034	82,534

(1)	Reflects cash retainers, committee fees and meeting fees earned by non-employee directors for services provided during fiscal 2008. The director fees are paid on a quarterly basis. The current fees were adopted effective October 1, 2007. The table below shows a breakdown of the fees for fiscal 2008.

				Nominating	Special
	Board of	Audit	Compensation	and Corporate	Committee
	Director	Committee	Committee	Governance	Meeting
	Fee(a)	Fee	Fee	Fee	Fees(b)	Total
Name of Director	($)	($)	($)	($)	($)	($)

Richard E. Caruso	36,250	8,750	4,375	2,250	—	51,625
Harry L. Hutcherson, Jr.	36,250	15,500	—	—	3,000	54,750
Brian T. Maloney	36,250	8,750	3,250	4,125	2,250	54,625
Jack A. Shaw	36,250	—	3,250	2,250	2,250	44,000
A. Robert Towbin	36,250	—	—	—	—	36,250
C. J. Waylan	36,250	8,750	3,250	2,250	3,000	53,500

(a)	There were two telephonic board meetings in addition to the regularly scheduled quarterly board meetings for which $750 was paid to each director for each meeting.

(b)	There were two Special Committees of the Board of Directors during fiscal 2008: (i) the Special Offering Committee, which met twice on July 2, 2007 and once on July 3, 2007 and included Messrs. Hutcherson, Maloney, and Shaw and Dr. Waylan and (ii) the Special Pricing Committee, which met on August 16, 2007 and included Mr. Hutcherson and Dr. Waylan.

(2)	Reflects the compensation cost recognized for financial statement reporting purposes in fiscal 2008 for each non-employee director’s option grants of 5,000 shares of Common Stock under our Automatic Option Grant Program of the 2006 Plan. The cost was computed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments” (“SFAS 123R”), which is based on the fair value of the award at the time of grant using a Black-Scholes option pricing model.

For a discussion of valuation assumptions, see Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2008.

(3)	Is an employee director and, therefore, does not receive compensation for services on the Board of Directors. Mr. Miller passed away on July 20, 2008.

The table below shows the aggregate number of stock options and restricted stock held by non-employee directors as of June 30, 2008.

	Stock Options(1)	Restricted Stock
Name of Director	(in shares)	(in shares)
Richard E. Caruso	25,000	—
Harry L. Hutcherson, Jr.	35,000	—
Brian T. Maloney	47,045	—
Jack A. Shaw	35,000	—
A. Robert Towbin	30,000	—
C. J. Waylan	60,000	—

(1)	Each of our non-employee directors is granted under our Automatic Option Grant Program of the 2006 Plan a fully vested option to purchase 5,000 shares of Common Stock of the Company on the date of each annual meeting of stockholders at which such director is re-elected to the Board of Directors.

SECURITY OWNERSHIP

The following table sets forth certain information, as of September 30, 2008, with respect to the beneficial ownership of shares of the Company’s Common Stock of (i) all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, (ii) each director, nominee for director and the Company’s Named Executive Officers (the latter referring to the Company’s Chief Executive Officer, Chief Financial Officer and the next three most highly paid executive officers) and (iii) all current directors and executive officers of the Company as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares of Common Stock.

	Number of Shares		Percentage
	of Common Stock		of Shares
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)		Outstanding

Royce and Associates LLC 1414 Avenue of the Americas, 9th Floor New York, NY 10019-2578	1,351,357		6.61%
Brown Advisory Securities LLC 901 South Bond Street, Suite 400 Baltimore, MD 21231-3340	1,324,698		6.48%
Essex Investment Management Co LLC 125 High Street 29th floor Boston, MA 02110-2702	1,032,297		5.05%
David E. Hershberg	823,266	(3)	3.99%
Andrew C. Melfi	161,344	(4)	*
C. J. Waylan	65,000	(5)	*
Brian T. Maloney	47,045	(6)	*
Keith A. Hall	45,515	(7)	*
A. Robert Towbin	36,590	(8)	*
Harry L. Hutcherson, Jr.	35,000	(9)	*
Jack A. Shaw	35,000	(10)	*
Richard E. Caruso	25,000	(11)	*
William Raney, Jr.	22,167		*
All current directors and executive officers as a group (14 persons)	1,533,339	(12)	7.50%

*	Represents less than 1%.

(1)	Except as otherwise indicated, (i) the stockholders named in the table have sole voting and investment power with respect to all shares beneficially owned by them and (ii) the address of all stockholders listed in the table is c/o Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788.

(2)	The number of shares of Common Stock outstanding as of September 30, 2008 was 20,432,390. Amounts shown for each stockholder include (i) all restricted and unrestricted shares of Common Stock owned by each stockholder and (ii) shares of Common Stock underlying options exercisable within 60 days of September 30, 2008, with the exception of Royce and Associates LLC, which is based on the latest Schedule 13F (reported holdings as of June 30, 2008), filed with the SEC on August 11, 2008; Brown Advisory Securities LLC, which is based on the latest Schedule 13F (reported holdings as of June 30, 2008), filed with the SEC on August 14, 2008; and Essex Investment Management Co LLC,

which is based on the latest Schedule 13F (reported holdings as of June 30, 2008), filed with the SEC on August 14, 2008.

(3)	Includes 171,000 shares of Common Stock held by Deerhill Associates, a family partnership of which Mr. Hershberg is General Managing Partner. Mr. Hershberg disclaims beneficial ownership of the shares held by Deerhill Associates except to the extent of his proportionate pecuniary interest therein. Includes 149,266 shares of Common Stock issuable upon the exercise of stock options.

(4)	Includes 113,694 shares of Common Stock issuable upon the exercise of stock options.

(5)	Includes 60,000 shares of Common Stock issuable upon the exercise of stock options.

(6)	Includes 47,045 shares of Common Stock issuable upon the exercise of stock options.

(7)	Includes 26,080 shares of Common Stock issuable upon the exercise of stock options.

(8)	Includes 30,000 shares of Common Stock issuable upon the exercise of stock options.

(9)	Includes 35,000 shares of Common Stock issuable upon the exercise of stock options.

(10)	Includes 35,000 shares of Common Stock issuable upon the exercise of stock options.

(11)	Includes 25,000 shares of Common Stock issuable upon the exercise of stock options.

(12)	See Notes (3) through (11) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors, certain officers and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC and the NASDAQ MarketWatch Surveillance Department. Specific due dates for these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure to file by these dates during the fiscal year ended June 30, 2008. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to the Company and written representations made by the Company’s officers and directors, the Company believes that during the fiscal year ended June 30, 2008, all filing requirements under Section 16(a) applicable to its officers and directors were complied with on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Richard E. Caruso (Chairperson)
Brian T. Maloney
Jack A. Shaw
C. J. Waylan

Executive Officers Who Are Not Directors

Following are the Company’s executive officers who are not also directors:

Andrew C. Melfi, 55, has served as Vice President and Treasurer since September 1997 and as Chief Financial Officer since joining the Company in January 1996. From 1982 to 1995, he was the Controller of STS. Mr. Melfi holds an M.B.A. and a B.B.A. in Accounting from Dowling College.

William Raney Jr., 47, has served as Senior Vice President, Sales and Marketing, of the Company since June 2008 and, prior to that time, he served as Vice President and General Manager of Globecomm Services Maryland LLC since the acquisition of the GlobalSat business in May 2007. From 1995 to April 2007, he was employed by Lyman Bros., Inc., most recently as Chief Operating Officer of Lyman Bros., Inc. and President of GlobalSat. Prior to joining Lyman Bros., Inc. he was employed by Exxon Company USA from 1984 to 1995 where he held the position of telecommunications coordinator.

Keith A. Hall, 39, has served as Senior Vice President and General Manager of Globecomm Network Services which includes Globecomm Network Services Corporation and Globecomm Services Maryland LLC since June 2008 and, prior to that time, he served as Vice President and General Manager of Globecomm Network Services Corporation from 2003 to June 2008. He served as Senior Director of Project Management of Globecomm Network Services Corporation from 2000 to 2003. From 1996 to 1999 he was employed by Globecomm Systems as a Senior Project Engineer. From 1992 to 1996 he was employed by STS as a Systems Engineer. Mr. Hall holds a B.S.E.E. from Auburn University and an MBA from Dowling College.

Thomas C. Coyle, 59, has served as Senior Vice President and General Manager of Globecomm Systems since June 2008 and, prior to that time, he served as Vice President and General Manager from 2003 to 2008. From 2001 to 2003 he served as Vice President of Managed Networks of Globecomm Systems and from 1999 to 2001 as Senior Director of Engineering of Globecomm Systems. From 1994 to 1998 he was Director of Systems Programs for STS. Prior to joining STS he was employed by Norden Systems, a division of United Technologies Corp. from 1972 to 1993 where he held positions as a Radar Systems Design Engineer, Engineering Manager and Program Manager. Mr. Coyle holds a B.S.E.E. from Hofstra University.

Paul J. Johnson, 53, has served as Senior Vice President, Customer Relations and Contracts since November 2004. Prior to that time, he served as Vice President of Contracts since joining the Company in October 1996. He has served as Corporate Secretary since 1998. From 1991 to 1996, he was Director of Contracts for STS. Mr. Johnson holds a B.B.A. from St. Bonaventure University.

Stephen C. Yablonski, 61, has served as Senior Vice President and Chief Technology Officer since June 2008. From January 2003 to June 2008 he held the position of Senior Vice President Sales, Marketing and Product Development. From November 1999 to December 2002, he held the position of General Manager. Prior to that time he served as Vice President since joining the Company in June 1995. Mr. Yablonski served as a director of the Company from June 1995 to November 2004, at which time he decided not to stand for re-election. From 1988 to 1995, he was employed by STS, most recently as Vice President of the Commercial Systems and Networks Division. Prior to his employment at STS, he was Vice President of Engineering at Argo Communications, a telecommunications services provider. Mr. Yablonski holds a B.S. in Electrical Engineering from Brown University and an M.S. in Electrical Engineering from the University of Pennsylvania.

Paul Eterno, 53, has served as Vice President of Human Resources of the Company since November 1999, and he served as Senior Director of Human Resources from 1998 to 1999. From 1997 to 1998, Mr. Eterno served as a consultant to the Company. From 1995 to 1997, he served as Senior Vice President of Human Resources for US Computer Group, a turnkey provider of computer service maintenance and products. Prior to that, he served most recently as Senior Director of Human Resources at STS, where he was employed from 1983 to 1995. Mr. Eterno holds a B.S. in Management from the New York Institute of Technology and an M.B.A. in Executive Management from St. John’s University.

Named Executive Officers

Messrs. Hershberg, Miller, Melfi, Raney and Hall constituted the Company’s Named Executive Officers for the fiscal year ended June 30, 2008. Mr. Miller passed away on July 20, 2008.

Oversight and Objectives of the Executive Compensation Program

As stated in the Compensation Committee’s charter, its purpose is (i) to assist the Board of Directors in carrying out its responsibilities regarding compensation of the Company’s executive officers and directors, (ii) to evaluate the performance of the Company’s executive officers and (iii) to administer the Company’s stock and incentive compensation plans and recommend changes in such plans, as needed, to the Board of Directors.

The Compensation Committee has the authority to retain compensation consultants, outside counsel and/or other advisors to provide independent advice and assistance in connection with the execution of its responsibilities. It also has the authority to obtain advice and assistance from internal and external legal, human resource or other advisors. For the last several years, the Compensation Committee has utilized the Radford Executive Survey Report (the “Radford Survey”) to assist in the evaluation of Globecomm’s executive compensation program and to help determine the compensation to be paid to executives. The Compensation Committee works directly with our Vice President of Human Resources on the compensation program and receives recommendations from the Chief Executive Officer on compensation for other executive officers.

The objectives of our executive compensation program are to attract and retain executive talent, to foster excellent performance by executives whose contributions drive the success of the Company and to create value for shareholders. Our program is structured to provide a compensation package that pays better than the market median for superior performance, that offers rewards to executives based on Company and individual performance and that aligns the interests of management and stockholders through incentives that encourage annual and long-term results.

At June 30, 2008, Globecomm had nine executive officers (Messrs. Hershberg, Miller, Melfi, Raney, Hall, Coyle, Johnson, Yablonski and Eterno), and these individuals had a broad array of responsibilities and authority within the Company. The five individuals (Messrs. Hershberg, Miller, Melfi, Raney and Hall) identified in the Summary Compensation Table below, including the Chief Executive Officer and the Chief Financial Officer, are collectively referred to in this Proxy Statement as the “Named Executive Officers.”

Benchmarking

For fiscal year 2008, the Compensation Committee reviewed the Radford Survey, which is produced by Aon Consulting, Inc., in order to help determine the appropriate compensation to be paid to each executive officer. Historically, the Company has relied on the Radford Survey primarily for benchmarking compensation information. The Radford Survey provides data, by position, for base salary and for cash and equity incentives reported by participating companies. The Radford Survey is generally relied upon because it is a recognized leader for market data in the executive compensation field. In fact, the Compensation Committee has used the Radford Survey in the past and found it to produce reliable data. Furthermore, the Compensation Committee believes that the companies it studies, given their similarities to Globecomm, provide the most meaningful competition to the Company for talent. The Company purchases an updated survey each year.

For determination of executive compensation for fiscal year 2008, the Compensation Committee reviewed the Radford Survey’s report, which summarized compensation data (available as of July 1, 2007) from approximately 700 companies in the telecommunications products and services industry. The Radford Survey considered the following variables in processing the survey for the Company: (i) type of industry (telecommunications products and services); (ii) annual revenues ($100 million to $200 million); (iii) geographic region (the northeast portion of the United States) and (iv) job description. The Compensation Committee specifically reviewed the 75th percentile for each applicable job category for each executive officer with respect to base salary. An executive officer’s base salary, for example, may be higher or lower than the reference point based on personal performance, skills and experience in the current role. The actual ranges for total direct compensation encompass the median to 75th percentile.

In order to attract high quality talent, the Compensation Committee believes that the Company must offer a pay package above the median. For this reason, the Company uses the 75th percentile as a benchmark.

Components of the Compensation Program

The principal components of the Company’s compensation program consist of (i) base salaries, (ii) annual performance-based bonuses and (iii) long-term equity awards.

The Compensation Committee reviews the compensation of the Company’s executives on an annual basis, taking into account such factors as competitive compensation levels, the executive’s responsibilities, experience and contributions, and the Company’s performance. The Compensation Committee believes that a substantial portion of executive officer compensation should be tied to short-term and long-term Company performance. The Compensation Committee periodically reviews the Company’s overall executive compensation program against competitive practices and trends, and reviews and analyzes the Radford Survey marketplace data for comparable companies. A significant percentage of executive compensation is designed to be performance-based and varies from year to year based on corporate and individual performance.

Base Salary

The Company has an employment agreement with each of its executive officers that establishes a minimum base salary for the executive. The salary levels are reviewed on an annual basis to ensure that they are appropriate in comparison to other companies within the industry and in light of each individual’s responsibilities, contributions and performance. Executives are eligible for merit increases to base salary on an annual basis.

The Compensation Committee approved salary increases for the Named Executive Officers in fiscal 2008 following a review of executive officer performance in order to improve the alignment of the compensation levels of certain executive officers to those of their peers. Messrs. Raney and Hall’s current compensation as executive officers were approved by the Compensation Committee upon promotion to executive officers during fiscal 2008. The salary increases for 2008 were as follows:

Named Executive Officer	Salary Increase(s)	Effective Date	New Salary

David E. Hershberg	$51,000	11/5/2007	$475,000
Kenneth A. Miller	37,000	11/5/2007	365,000
Andrew C. Melfi	35,000	11/5/2007	295,000
William Raney, Jr.	50,000	6/30/2008	250,000
Keith A. Hall	41,125	6/30/2008	260,000

Annual Incentives

The Company’s executive officers, with the exception of Mr. Raney (whose incentives are detailed below) are eligible to receive annual cash bonuses under the Company’s Pay For Performance Plan (the “PFPP”), which provides bonus opportunities based on the Company’s overall performance relative to financial targets approved for a given fiscal year. If the financial performance targets are met or exceeded, participants are eligible to receive cash bonuses based on a pre-established target percentage of their base salaries, which, for fiscal 2008, ranged from 25% of base salary to 50% of base salary for meeting a predetermined performance target and included an additional bonus of up to 37.5% of base salary to 75% of base salary for exceeding the target. A bonus was also possible if the target performance level was not met, so long as the Company’s financial performance exceeded a threshold amount. The maximum bonus under the PFPP for fiscal 2008, which the Named Executive Officers could achieve, ranged from a maximum bonus of 50% of base salary to a maximum bonus of 125% of base salary, depending upon the Named Executive Officer’s position, set forth in the table below.

The Named Executive Officers had the following bonus opportunities under the PFPP for fiscal 2008:

	Target Bonus	Additional Bonus	Maximum Bonus
	Opportunity	Opportunity	Opportunity
Named Executive Officer	(as a % of Base Salary)	(as a % of Base Salary)	(as a % of Base Salary)

David E. Hershberg	50%	75%	125%
Kenneth A. Miller	40%	60%	100%
Andrew C. Melfi	33%	49.5%	82.5%
Keith A. Hall	25%	25%	50%

The Compensation Committee determined that awards under the 2008 fiscal year PFPP would be based on two elements: an annual plan for revenues (the “Revenue Plan”) and an annual plan for operating income (the “Operating Income Plan”). Awards would be based 25% on achieving the Revenue Plan and 75% on achieving the Operating Income Plan. The Compensation Committee believes that the executive officers should be evaluated on both the Revenue Plan and the Operating Income Plan, as these individuals are key to the long-term growth plans for the Company. A key reason for using an Operating Income Plan instead of a net income plan (which the 2007 fiscal year PFPP was based) is that the Operating Income Plan excludes interest income and expense. Interest income and expense could be associated with acquisitions and equity offerings, and therefore, they should not be factored into the incentive awards.

For fiscal year 2008, the criteria for the Named Executive Officers to achieve a baseline award under the PFPP included a Revenue Plan of $198.9 million and an Operating Income Plan of $12.5 million, in each case for the consolidated Company. Should the Company achieve at least $189 million of revenues or $8.75 million of operating income for the consolidated Company, but less than the Revenue Plan or the Operating Income Plan, as the case may be, the PFPP award for each Named Executive Officer would be pro-rated. If the Company achieved less than $189 million of revenues or $8.75 million of operating income for the consolidated Company, no award would be earned with respect to that element of the PFPP, unless the Compensation Committee agrees to special compensation for an individual or individuals in recognition of special efforts on behalf of the Company. The actual revenue was $196.5 million and actual operating income was $13.4 million for fiscal 2008, which resulted in 100% of the target bonus and approximately 27% of the additional bonus opportunity.

The annual incentive for Mr. Raney was set for the fiscal year ended June 30, 2008 when the Company acquired the assets and business of GlobalSat LLC (“GlobalSat”) in April 2007. Mr. Raney was the President of GlobalSat prior to the acquisition. In order to provide Mr. Raney with incentive to remain with the Company following the acquisition, the Company entered into an employment agreement with him under which Mr. Raney had the opportunity to earn annual bonuses of $333,333 (prorated for 2007) with respect to each of calendar years 2007-2009 in the event that the GlobalSat business contributed a certain amount of net income before interest income, interest expense, provision for income taxes, depreciation and amortization expense, or EBITDA (the “Base Target”) to the Company’s consolidated results for the year. If EBITDA performance exceeded the Base Target in any of the years, Mr. Raney would receive an additional bonus equal to 20% of the incremental amount over and above the Base Target. If EBITDA performance fell short of the Base Target in any year, Mr. Raney’s bonus would be reduced by 20% of the total amount below the Base Target. If EBITDA performance were to fall short of the Base Target by greater than 50%, no bonus would be awarded for such year. For the calendar year 2007 Raney was awarded a bonus of $477,937, of which $55,500 was accrued in the Company’s fiscal year ended June 30, 2007 and $422,437 was accrued in the Company’s fiscal year ended June 30, 2008. A partial bonus of $184,044 was accrued in the Company’s fiscal year ended June 30, 2008 with respect to the bonus attributable to calendar year 2008. The total bonus earned in fiscal year ended June 30, 2008 was $606,484.

Mr. Raney’s employment agreement was amended as of April 1, 2008, under which the bonus structure described above was superseded as of July 1, 2008, due to his new position as the Company’s Senior Vice President of Sales and Marketing. On July 1, 2008, Mr. Raney was granted 15,000 shares pursuant to his employment agreement, approved by the Compensation Committee. The bonus arrangement commencing as of July 1, 2008 is as follows:

For each of the Company’s fiscal years ending June 30, 2009 and June 30, 2010, Mr. Raney will receive a major account revenue bonus equal to (i) $200,000 if the aggregate revenues recognized by the Company from certain customers equal or exceed 80% of a certain revenue threshold; (ii) $250,000 if the aggregate revenues recognized by the Company from these customers equal or exceed the revenue threshold and (iii) 3% of the aggregate revenues recognized by these customers in excess of the revenue threshold. In addition, for each of these fiscal years, Mr. Raney will receive a bookings bonus equal to either 30% or 35% of his base salary in each of such fiscal years, to the extent that total bookings exceed the thresholds approved by the Company’s board of directors. If total bookings exceed the threshold but are less than 130% of the threshold, the bookings bonus will equal 30% of Mr. Raney’s salary and if total bookings equal or exceed the threshold by 30% or more, the bookings bonus will equal 35% of Mr. Raney’s salary. If in either fiscal year total bookings are less than, but at least equal to 70% of the threshold, Mr. Raney will receive a reduced bookings bonus equal to (1) 30% of such year’s salary multiplied by (2) a fraction, the numerator of which will equal the excess of total bookings over 70% of threshold and the denominator of which will be 70% of threshold. In addition Mr. Raney may receive up to an additional 10,000 restricted shares each year if bookings targets for the Company’s subsidiary Cachendo LLC are reached in the each of the years ending June 30, 2009 and 2010.

As a result, bonuses for fiscal 2008 were as follows:

Named Executive Officer	Annual Incentive Award	Award as a % of Salary

David E. Hershberg	$172,000(1)	36%
Kenneth A. Miller	204,473(1)	56%
Andrew C. Melfi	70,000(1)	24%
William Raney, Jr.	606,484	243%
Keith A. Hall	82,000(1)	32%

(1)	The results for the year represented 100% of the target bonus and approximately 27% of the additional bonus opportunity, except Mr. Hershberg and Mr. Melfi waived the additional bonus opportunity and approximately 28% of the target bonus opportunity for allocation to other key individuals within the Company.

Long-Term Incentive Compensation

The Company’s executive officers may receive long-term incentive awards, such as stock options and restricted stock that link their compensation with the long-term performance of the Company, align their interests with stockholders and encourage career service. Currently, there is no formal long-term incentive plan in place.

Based on the annual review process, and in order to better align their interest with those of the Company’s stockholders, the Compensation Committee approved restricted stock grants to Named Executive Officers in fiscal 2008 as follows:

Named Executive Officer	Shares Granted

David E. Hershberg	10,000
Kenneth A. Miller	5,000
Andrew C. Melfi	47,500
Keith A. Hall	5,000

On July 3, 2008, Mr. Miller received an additional equity award of 50,000 shares of restricted stock based on his efforts related to the growth of the service business, which he had overseen.

The Compensation Committee approved equity awards of shares of restricted stock to Named Executive Officers in order to better align their interests with those of the Company’s stockholders. On September 12, 2008, Mr. Hershberg and Mr. Hall were awarded 25,000 and 15,000 shares of restricted stock, respectively. On July 1, 2008, Mr. Raney was granted 15,000 shares pursuant to his employment agreement approved by the Compensation Committee.

All shares of restricted stock have a three-year vesting schedule, with one-third vesting on each of the first three anniversaries of the date of grant, subject to accelerated vesting in certain circumstances. Mr. Miller passed away on July 20, 2008, which resulted in the immediate vesting of all of his outstanding restricted stock according to Company’s 2006 Plan.

Retirement Plans

Executive officers participate in our 401(k) retirement plan under the same rules that apply to other employees, and they may elect to defer a percentage of their compensation each year subject to plan limits and caps imposed by the Internal Revenue Service (maximum contributions of $15,500 for 2008 plus the make-up supplements permitted for those age 50 and up). The Company makes a matching contribution equal to the discretionary percentage of a participating executive officer not to exceed 4% of the executive officer’s compensation; the maximum amount to which the 4% is applied is $225,000 of compensation. Based on the Board of Directors’ assessment of the Company’s performance for fiscal 2008, the Board of Directors approved the full matching contribution.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Fiscal Year 2008

The table below shows the compensation of the Chief Executive Officer, the Chief Financial Officer and the three other highest paid executive officers who were serving as executive officers on June 30, 2008. These five individuals are the Named Executive Officers for fiscal 2008.

				Non-Equity
				Incentive
			Stock	Plan	All Other
		Salary	Awards(2)	Compensation	Compensation(1)	Total
	Year	($)	($)	($)	($)	($)
Name and Principal Position (a)	(b)	(c)	(d)	(e)	(f)	(g)

David E. Hershberg Chairman and Chief Executive Officer	2008	469,580	31,373	172,000	39,000	711,953
	2007	422,124	—	424,600	38,800	885,524
Kenneth A. Miller President	2008	372,529	128,803	204,473	20,391	726,196
	2007	318,985	9,438	263,960	20,191	612,574
Andrew C. Melfi Vice President, Chief Financial Officer and Treasurer	2008	285,816	39,791	70,000	15,000	410,607
	2007	250,462	—	170,890	14,800	436,152
William Raney, Jr. Senior Vice President, Sales and Marketing(3)	2008	195,123	53,046	606,484	11,298	865,951
Keith A. Hall Senior Vice President, General Manager of Globecomm Network Services(3)	2008	223,377	18,730	82,000	15,000	339,107

(1)	The amounts indicated as “All Other Compensation” include the following:

(a)	employer contributions to 401(k) retirement plan of $9,000 and $8,800 in fiscal 2008 and 2007, respectively, for each Named Executive Officer with the exception of Mr. Raney, whose employer contribution was $5,298 in fiscal 2008;

(b)	car allowance of $6,000 for each Named Executive Officer;

(c)	reimbursements for tax services provided to Messrs. Hershberg and Miller of $2,500 each pursuant to the terms of their employment agreements; and

(d)	cost of the life insurance provided to Messrs. Hershberg and Miller of $21,500 and $2,891, respectively, pursuant to the terms of their employment agreements.

(2)	This number reflects the compensation cost recognized by us for financial statement reporting purposes in fiscal 2008 and 2007 for grants of restricted stock, disregarding an estimate of forfeitures related to service-based vesting conditions. The cost was computed in accordance with SFAS 123R. The fair value of the award was determined by multiplying the number of shares subject to the award by the closing price of our Common Stock on the grant date and then dividing that number by the vesting period, times the number of days that vested in fiscal 2008 and 2007. The terms include a three-year vesting schedule, with one-third vesting on each of the first three anniversaries of the date of grant, subject to accelerated vesting in certain circumstances.

(3)	Data for fiscal 2007 not included, since individual was not a Named Executive Officer at that time.

Grants of Plan-Based Awards for Fiscal Year 2008

The table below provides information regarding the stock options and restricted stock granted to the Named Executive Officers during fiscal 2008.

								All Other	All Other		Grant
								Stock	Option		Date Fair
								Awards:	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Stock
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	and
		Plan Awards			Plan Awards			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name Executive	Date	($)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Officer (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

David E. Hershberg	11/5/2007	—	—	—	—	—	—	10,000	—	—	31,373 (1)
Kenneth A. Miller	11/5/2007	—	—	—	—	—	—	5,000	—	—	15,686 (1)
Andrew C. Melfi	11/5/2007	—	—	—	—	—	—	7,500	—	—	23,530 (1)
	5/15/2008	—	—	—	—	—	—	40,000	—	—	16,261 (1)
Keith A. Hall	9/7/2007	—	—	—	—	—	—	5,000	—	—	18,730 (1)

(1)	This number reflects the compensation cost recognized by us for financial statement reporting purposes in fiscal 2008 for grants of restricted stock, disregarding an estimate of forfeitures related to service-based vesting conditions. The cost was computed in accordance with SFAS 123R. The fair value of the award was determined by multiplying the number of shares subject to the award by the closing price of our Common Stock on the grant date and then dividing that number by the vesting period, times the number of days that vested in fiscal 2008. The terms include a three-year vesting schedule, with one-third vesting on each of the first three anniversaries of the date of grant, subject to accelerated vesting in certain circumstances.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding the stock options and restricted stock held by the Named Executive Officers as of June 30, 2008.

		Option Awards					Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
				Equity					Awards:	Awards:
				Incentive					Number	Market or
				Plan					of	Payout
				Awards:			Number		Unearned	Value of
				Number			of Shares	Market	Shares,	Unearned
		Number of	Number of	of			or Units	Value of	Units or	Shares,
		Securities	Securities	Securities			of Stock	Shares or	Other	Units or
		Underlying	Underlying	Underlying			that	Units of	Rights	Other
		Unexercised	Unexercised	Unexercised	Option		Have	Stock That	That Have	Rights
		Options	Options	Unearned	Exercise	Option	Not	Have Not	Not	That Have
		Exercisable(1)	Unexercisable	Options	Price	Expiration	Vested	Vested(2)	Vested	Not Vested
		(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
Name (a)	Grant Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

David E. Hershberg	11/24/2000	60,000	—	—	7.125	11/23/2010	—	—	—	—
	5/25/2001	12,766	—	—	8.260	5/24/2011	—	—	—	—
	11/30/2001	30,000	—	—	4.420	11/29/2011	—	—	—	—
	1/31/2003	14,000	—	—	3.690	1/30/2013	—	—	—	—
	9/26/2003	20,000	—	—	3.350	9/25/2013	—	—	—	—
	1/5/2005	12,500	—	—	6.510	1/4/2015	—	—	—	—
	11/5/2007	—	—	—	—	—	10,000	82,600	—	—

		Option Awards						Stock Awards
										Equity	Equity
										Incentive	Incentive
										Plan	Plan
				Equity						Awards:	Awards:
				Incentive						Number	Market or
				Plan						of	Payout
				Awards:				Number		Unearned	Value of
				Number				of Shares	Market	Shares,	Unearned
		Number of	Number of	of				or Units	Value of	Units or	Shares,
		Securities	Securities	Securities				of Stock	Shares or	Other	Units or
		Underlying	Underlying	Underlying				that	Units of	Rights	Other
		Unexercised	Unexercised	Unexercised	Option			Have	Stock That	That Have	Rights
		Options	Options	Unearned	Exercise	Option		Not	Have Not	Not	That Have
		Exercisable(1)	Unexercisable	Options	Price	Expiration		Vested	Vested(2)	Vested	Not Vested
		(#)	(#)	(#)	($)	Date		(#)	($)	(#)	($)
Name (a)	Grant Date	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)

Kenneth A. Miller	11/26/1999	9,500	—	—	21.000	11/25/2009	(3)	—	—	—	—
	11/24/2000	7,500	—	—	7.125	11/23/2010	(3)	—	—	—	—
	5/25/2001	4,468	—	—	8.260	5/24/2011	(3)	—	—	—	—
	9/28/2001	10,000	—	—	5.310	9/27/2011	(3)	—	—	—	—
	1/31/2003	30,000	—	—	3.690	1/30/2013	(3)	—	—	—	—
	9/26/2003	15,000	—	—	3.350	9/25/2013	(3)	—	—	—	—
	1/5/2005	10,000	—	—	6.510	1/4/2015	(3)	—	—	—	—
	6/1/2007	—	—	—	—	—		16,667 (3)	137,669	—	—
	11/5/2007	—	—	—	—	—		5,000 (3)	41,300	—	—
Andrew C. Melfi	11/26/1999	5,000	—	—	21.000	11/25/2009		—	—	—	—
	5/26/2000	7,000	—	—	11.750	5/25/2010		—	—	—	—
	7/28/2000	25,000	—	—	11.500	7/27/2010		—	—	—	—
	8/25/2000	10,000	—	—	10.688	8/24/2010		—	—	—	—
	11/24/2000	10,000	—	—	7.125	11/23/2010		—	—	—	—
	5/25/2001	2,128	—	—	8.260	5/24/2011		—	—	—	—
	9/28/2001	2,834	—	—	5.310	9/27/2011		—	—	—	—
	11/30/2001	1,832	—	—	4.420	11/29/2011		—	—	—	—
	1/31/2003	7,400	—	—	3.690	1/30/2013		—	—	—	—
	9/26/2003	15,000	—	—	3.350	9/25/2013		—	—	—	—
	7/21/2004	20,000	—	—	5.160	7/20/2014		—	—	—	—
	1/5/2005	7,500	—	—	6.510	1/4/2015		—	—	—	—
	11/5/2007	—	—	—	—	—		7,500	61,950	—	—
	5/15/2008	—	—	—	—	—		40,000	330,400	—	—
William Raney, Jr.	5/2/2007	—	—	—	—	—		6,667	55,069	—	—
Keith A. Hall	1/29/1999	1,000	—	—	6.750	1/28/2009		—	—	—	—
	1/29/1999	1,000	—	—	10.000	1/28/2009		—	—	—	—
	5/25/2001	852	—	—	8.260	5/24/2011		—	—	—	—
	6/29/2001	15,000	—	—	6.710	6/28/2011		—	—	—	—
	11/30/2001	4,250	—	—	4.420	11/29/2011		—	—	—	—
	1/31/2003	910	—	—	3.690	1/30/2013		—	—	—	—
	9/26/2003	68	—	—	3.350	9/25/2013		—	—	—	—
	1/5/2005	3,000	—	—	6.510	1/4/2015		—	—	—	—
	9/7/2007	—	—	—	—	—		5,000	41,300	—	—

(1)	These options were each awarded with a four-year vesting schedule, with one-fourth vesting on each of the first four anniversaries of the date of grant. On May 11, 2005, in response to SFAS 123R, the Board of Directors, upon recommendation of the Compensation Committee, approved an acceleration of all unvested options granted to employees and directors under the Globecomm Systems Inc. 1997 Stock Incentive Plan. In order to prevent unintended personal benefit to directors and executive officers, the Board of Directors, upon recommendation of the Compensation Committee, imposed restrictions on any shares received through the exercise of accelerated options held by directors and executive officers. These restrictions prevent the sale of stock obtained through exercise of an accelerated option prior to the earlier of the original vesting date or the individual’s termination of employment or service on the Board of Directors, as applicable.

(2)	The value shown was determined by multiplying the number of shares of restricted stock by the closing price of our Common Stock on June 30, 2008. All shares of restricted stock have a three-year vesting schedule, with one-third vesting on each of the first three anniversaries of the date of grant, subject to accelerated vesting in certain circumstances.

(3)	Mr. Miller passed away on July 20, 2008, which resulted in the immediate vesting of all his restricted stock according the Company’s Plan. In addition, all his outstanding options expire on July 21, 2009, the expiration of one year from the date of death.

Option Exercises and Stock Vested for Fiscal Year 2008

The table below provides information for the Named Executive Officers with respect to stock options exercised and restricted stock awards vested during fiscal 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting(2)
Named Executive Officer	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

David E. Hershberg	18,000	127,293	—	—
Kenneth A. Miller	32,498	254,469	8,333	80,913
Andrew C. Melfi	9,997	87,798	—	—
William Raney, Jr.	—	—	3,333	30,364
Keith A. Hall	3,090	18,725	—	—

(1)	The amounts in this column reflect the aggregate dollar amount realized upon the exercise of the options, determined by calculating the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	The amounts in this column reflect the aggregate dollar amount realized upon the vesting of stock determined by multiplying the number of shares of stock that vested by the market value of the shares on the vesting date.

Employment Agreements

The Company entered into employment agreements (the “Executive Agreements”) with Messrs. Hershberg, Miller and Melfi (amended in May 2008) in October 2001 and Mr. Hall in June 2008. The Executive Agreements continue from year to year, unless terminated earlier by either party by written notice of termination given to the other party. Each Executive Agreement entitles the Named Executive Officer to all employee benefits generally made available to executive officers. Mr. Raney entered into an employment agreement (the “Raney Agreement”) in April 2007, which was amended in April 2008.

The Executive Agreements and the Raney Agreement specify duties and minimum compensation commitments. The Executive Agreements also provide for severance benefits in certain circumstances and the Executive Agreements and the Raney Agreement also impose restrictive covenants, which relate to, among other things, confidentiality and competition. The Compensation Committee determined that the Executive Agreements and the Raney Agreement are appropriate for the Named Executive Officers. The contracts provide varying benefit levels based on the executive’s responsibilities, and the agreements serve as a retention device for executives who meet these requirements. The Company entered into the Executive

Agreements and the Raney Agreement to fully recognize the executives’ contributions, to maintain the continuity of the management team in order to assure continuous, harmonious performance of the Company’s affairs and to provide the executives with an incentive to remain with the Company.

Under the Executive Agreements and the Raney Agreement as of June 30, 2008 the Company was required to compensate Messrs. Hershberg, Miller, Melfi, Hall and Raney an annual base salary of $475,000, $365,000, $295,000, $260,000 and $250,000, respectively, which amounts are reviewed annually by the Board of Directors and subject to increase at the Board of Directors’ discretion. The Named Executive Officers may also receive discretionary bonuses except for Mr. Raney, who is entitled to a bonus according to specific targets as discussed in the Raney Agreement and in the “COMPENSATION DISCUSSION AND ANALYSIS - Components of the Compensation Program” section of this proxy statement. Messrs. Hershberg, Miller, Melfi, Hall and Raney were required to devote their full-time efforts to the Company as Chairman of the Board and Chief Executive Officer; President; Vice President and Chief Financial Officer; Senior Vice President and General Manager; and Senior Vice President, Sales and Marketing, respectively.

Potential Payments Upon Termination or Change in Control

If the Company terminates any of the Executive Agreements, other than for disability or cause, or if any Named Executive Officer terminates his employment with the Company for good reason (“Good Reason”), at June 30, 2008, the Company would have had the following obligations: (i) to continue to pay to each of Messrs. Hershberg, Miller, Melfi and Hall his then applicable annual base salary for a specified period commencing upon the effective date of the termination (the “Severance Period”); the Severance Period was three years for Messrs. Hershberg, Miller and Melfi and two years for Mr. Hall; (ii) during each year of the Severance Period, to pay for continued health benefits up to a maximum of $2,000 per month; (iii) during each year of the Severance Period, to pay the annual automobile allowance, currently $6,000; (iv) during each year of the Severance Period, to pay to the Named Executive Officer the amount of the non-elective deferral employer contribution made under the Company’s 401(k) plan for the Named Executive Officer’s last fiscal year with the Company prior to termination of employment; (v) to pay the cost of converting the group term life insurance coverage to an individual policy and (vi) during each year of the Severance Period, to pay $2,500 for the annual professional service allowance for Messrs. Hershberg and Miller. The Raney Agreement does not have a similar severance arrangement.

Good Reason is defined as a material breach of the Executive Agreement by the Company, which includes a failure to pay salary or bonus, a failure to provide benefits, a requirement to travel significantly more days than in the previous calendar year, a material reduction in duties and responsibilities, a change in the reporting relationship or a relocation of the worksite to a location 75 miles or more from its current location.

The table below shows the benefits that would be payable under the Executive Agreements had each Named Executive Officer been terminated without cause or for Good Reason on June 30, 2008.

					Early
					Vesting of	Vesting of
	Severance	Medical/Dental	Other	Vacation	Stock	Restricted
Named Executive Officer	Salary(1)	Continuation(2)	Benefits(3)	Payout	Options(4)	Stock(5)	Total

David E. Hershberg	$1,425,000	$58,278	$118,755	$67,176	—	—	$1,669,209
Kenneth A. Miller(6)	1,095,000	58,278	63,873	57,235	—	—	1,274,386
Andrew C. Melfi	885,000	64,841	47,700	46,258	—	—	1,043,799
William Raney, Jr.	—	—	—	7,620	—	—	7,620
Keith A. Hall	520,000	44,315	31,800	40,770	—	—	636,885

(1)	The amounts in this column represent the aggregate base salary to be paid to the Named Executive Officers during the Severance Period.

(2)	The amounts in this column represent the aggregate amounts of medical and dental continuation coverage the Named Executive Officers would receive during the Severance Period, based on the Company’s current rates.

(3)	The amounts in this column represent the aggregate amounts the Named Executive Officers would receive during the Severance Period for (a) the automobile allowance, (b) the non-elective deferral employer contribution made under the Company’s 401(k) plan for the last fiscal year of the Company prior to the termination of employment, (c) the estimated cost to converting the group term life insurance coverage to an individual policy and (d) the annual professional service allowance, which is for Messrs. Hershberg and Miller only.

(4)	The Executive Agreements do not provide for early vesting of stock options; in any event, all currently outstanding options are fully vested for each Named Executive Officer.

(5)	The Executive Agreements do not provide for early vesting of restricted stock grants.

(6)	Mr. Miller passed away on July 20, 2008.

The benefits available to a Named Executive Officer in the event of a change in control (a “Change in Control”) differ from those available if a Named Executive Officer is terminated without cause or for Good Reason. Change in Control is defined as any person or group becoming the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; the Company being part of a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter and during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors (including, for this purpose, any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

Pursuant to the Globecomm Systems Inc. 1997 Stock Incentive Plan and the 2006 Plan, all outstanding stock options and restricted stock held by any executive officer (as well as those held by other employees) will become fully vested upon certain changes in control of the Company.

If the Named Executive Officer does not provide the Company notice of resignation and remains employed by the Company through the first anniversary of a Change in Control, he would be paid a one-time bonus payment equal to 300%, in the cases of Messrs. Hershberg, Miller and Melfi, and 200%, in the case of Mr. Hall, of his then applicable annual base salary (the “Retention Bonus”); provided that the Named Executive Officer must execute and deliver to the Company a general release as a condition of receiving the Retention Bonus.

If, within one year after a Change in Control, a Named Executive Officer gives notice of his resignation for Good Reason due to either a material reduction in the individual’s duties or responsibilities or a change in the individual’s reporting relationship and the Company requests that he continue his employment until a date no later than the first anniversary of the Change in Control, then the Named Executive Officer will receive the severance payments and benefits described above only if he continues his employment until that date.

If the payments to a Named Executive Officer (including the value of accelerated vesting of stock options and restricted stock) in connection with a Change in Control exceed three times the individual’s five-year average compensation from the Company, the portion of the payments that exceeds one times the individual’s average compensation will be subject to a 20% excise tax. The Executive Agreements provide that the severance payments and the Retention Bonus will be reduced to the extent necessary to prevent the imposition of the excise tax, unless the Named Executive Officer would retain a greater net payment by receiving the full amount and paying the excise tax. The amount of compensation that is subject to the excise tax would not be deductible for federal tax purposes by the Company, except as described in note 6 of table below.

The table below shows the benefits that would be payable under the Executive Agreements had there been a Change in Control on June 30, 2008.

	Early
	Vesting of	Vesting of
	Stock	Restricted
Named Executive Officer	Options(1)	Stock(2)

David E. Hershberg	$—	$82,600
Kenneth A. Miller	—	178,969
Andrew C. Melfi	—	392,350
William Raney, Jr.	—	55,069
Keith A. Hall	—	41,300

(1)	All currently outstanding options are fully vested for each Named Executive Officer.

(2)	The value shown was determined by multiplying the number of shares of restricted stock by the closing price of our Common Stock on June 30, 2008.

The amounts shown above are those that the Named Executive Officer would have received had there been a Change in Control on June 30, 2008, and the individual remained employed. If, upon the occurrence of a Change in Control on June 30, 2008, a Named Executive Officer were to have been terminated without cause or for Good Reason, then he would have received the amounts shown above as well as the amounts shown on page 23 as “Severance Salary”.

The table below shows the benefits that would be payable under the Executive Agreements had there been both a Change in Control and a termination of employment without cause or for Good Reason on June 30, 2008.

					Early
					Vesting of	Vesting of
	Severance	Medical/Dental	Other	Vacation	Stock	Restricted
Named Executive Officer	Salary(1)	Continuation(2)	Benefits(3)	Payout	Options(4)	Stock(5)	Total(6)

David E. Hershberg	$1,425,000	$58,278	$118,755	$67,176	$—	$82,600	$1,751,809
Kenneth A. Miller	1,095,000	58,278	63,873	57,235	—	178,969	1,453,353
Andrew C. Melfi	885,000	64,841	47,700	46,258	—	392,350	1,436,149
William Raney, Jr.	0	0	0	7,620	—	55,069	62,689
Keith A. Hall	520,000	44,315	31,800	40,770	—	41,300	678,185

(1)	The amounts in this column represent the current aggregate base salary to be paid to the Named Executive Officers upon termination of employment without cause or for good reason in conjunction with a change in control.

(2)	The amounts in this column represent the aggregate amounts of medical and dental continuation coverage the Named Executive Officers would receive upon termination of employment without cause or for good reason in conjunction with a change in control, based on the Company’s current rates.

(3)	The amounts in this column represent the aggregate amounts the Named Executive Officers would receive upon termination of employment without cause or for good reason in conjunction with a change in control for (a) the automobile allowance, (b) the non-elective deferral employer contribution made under the Company’s 401(k) plan for the last fiscal year of the Company prior to the termination of employment, (c) the estimated cost to converting the group term life insurance coverage to an individual policy and (d) the annual professional service allowance, which would be for Messrs. Hershberg and Miller only.

(4)	All currently outstanding options are fully vested for each Named Executive Officer.

(5)	The value shown was determined by multiplying the number of shares of restricted stock by the closing price of our Common Stock on June 30, 2008.

(6)	Although the amounts listed for Messrs. Hershberg, Miller and Melfi exceed three times their average compensation, the full amounts would have been paid to them since this would have provided them with the greater net amount after payment of the excise tax. The Company would have had a loss of deductibility for federal tax purposes with respect to such amounts but the impact would not have been material due to loss carry-forwards from previous years.

Certain Relationships and Related Person Transactions

On August 17, 2007, the Company completed an offering of equity securities totaling $33,750,000 in gross proceeds. On August 21, 2007, the Company received $31,893,750 after deducting underwriting discounts and commissions. On September 19, 2007, the underwriters’ overallotment option covering 450,000 shares was exercised, and the Company received $4,784,063 after deducting underwriting discounts and commissions. The Company paid $2,134,688 in underwriting discounts and commissions in total. One of our directors, A. Robert Towbin, is an Executive Vice President and Managing Director of Stephens Inc., which acted as a joint lead book runner in the offering. Stephens Inc. received 40% of the underwriting discounts and commissions, estimated to be approximately $853,875, for its services related to the offering.

Policies and Procedures for Approval of Transactions with Related Persons

A special committee, appointed by the Board of Directors, is responsible for reviewing and approving related person transactions that are subject to SEC disclosure requirements, including transactions in which the Company is a participant, the amount of which exceeds $120,000 and with respect to which a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons.

Factors Affecting Compensation

Tax Deductibility of Executive Compensation

In implementing the Company’s compensation programs, the Compensation Committee’s general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code, enacted in 1993, which generally disallows a tax deduction to publicly held companies for compensation exceeding $1.0 million paid to certain of the corporation’s executive officers. The limitation does not apply to compensation that qualifies as performance-based compensation within the meaning of Section 162(m). The compensation paid to the Company’s executive officers for the 2008 fiscal year did not exceed the $1.0 million limit per officer. The Globecomm Systems Inc. 1997 Stock Incentive Plan and the 2006 Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under those plans with an exercise price equal to the fair market value of the option shares on the grant date, and restricted grants under those plans will qualify as performance-based compensation, and therefore will not be subject to the $1.0 million limitation.

Accounting Considerations

The Compensation Committee considers the accounting implications with respect to the executive compensation program, including the estimated cost for financial reporting purposes of equity compensation under SFAS 123R.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP as the independent registered public accounting firm of the Company to serve for the fiscal year ending June 30, 2009 subject to the ratification of such appointment by the stockholders at the Annual Meeting. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since November 27, 1996. A representative of Ernst & Young LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer questions anyone may have.

The affirmative vote of a majority of the Company’s outstanding Common Stock represented and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company to serve for the fiscal year ending June 30, 2009.

The Board of Directors Recommends a Vote “FOR” This Proposal.

Fees Paid to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company for audit, audit-related and non-audit services provided by Ernst & Young LLP to the Company for the fiscal years ended June 30, 2008 and June 30, 2007:

Fee Category	Fiscal 2008	Fiscal 2007

Audit Fees	$463,000	$378,000
Audit-Related Fees	20,000	235,000
Tax Fees	69,000	51,500
All Other Fees	—	—

Total Fees	$552,000	$664,500

Audit Fees:  Consists of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the effectiveness of internal controls over financial reporting and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees:  Consists of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services include the audit of an employee benefit plan and consultations concerning financial accounting and reporting standards and transactions. For fiscal 2007, includes fees related to filing certain audited and unaudited combined financial statements relating to the acquisition of GlobalSat, LLC.

Tax Fees:  Consists of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees:  Consists of the aggregate fees billed for products and services other than the services reported above. There were no such fees in the years presented.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for audit services a year in advance, and any pre-approval for permissible non-audit services is detailed as to the particular service or category of services. Ernst & Young LLP and the Company’s management are required to periodically report to the Audit Committee the fees for the services performed by Ernst & Young LLP and the extent of services provided by Ernst & Young LLP in accordance with this pre-approval.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, and the independent registered public accounting firm’s opinions on our consolidated financial statements and on the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2008. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, which includes, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee discussed with Ernst & Young LLP its opinion regarding the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP its independence from the Company.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for filing with the SEC.

The Audit Committee
Harry L. Hutcherson, Jr. (Chairperson)
Richard E. Caruso
Brian T. Maloney
C. J. Waylan

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at meetings of the Company’s stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be included in the Company’s proxy materials relating to its next annual meeting, all applicable requirements of Rule 14a-8 must be satisfied, and such proposals must be received by the Company no later than July 23, 2009. Such proposals should be delivered to the Company in writing to the following address: Globecomm Systems Inc., Attn: Corporate Secretary, 45 Oser Avenue, Hauppauge, New York 11788.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the next annual meeting, the Company must receive by July 23, 2009 a notice in writing of the intention to present the proposal. Address all notices of intention to present proposals at the next annual meeting to: Globecomm Systems Inc., Attn: Corporate Secretary, 45 Oser Avenue, Hauppauge, New York 11788.

OTHER MATTERS

The Board of Directors knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

By Order of the Board of Directors

Paul J. Johnson
Secretary

Hauppauge, New York
October 17, 2008

GLOBECOMM SYSTEMS INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – November 20, 2008
(This Proxy is solicited by the Board of Directors of the Company)

The undersigned stockholder of Globecomm Systems Inc. hereby appoints David E. Hershberg with full power of substitution, proxies to vote the shares of common stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Globecomm Systems Inc. to be held at the principal executive offices of Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788, on November 20, 2008, at 10:00 a.m. (eastern standard time), or any adjournment thereof.

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Globecomm Systems Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Globecomm Systems Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

1.	ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

Richard E. Caruso, David E. Hershberg, Harry L. Hutcherson, Jr., Brian T. Maloney, Jack A. Shaw, A. Robert Towbin and C. J. Waylan

	☐ For All	☐ Withhold All	☐ For All Except

To withhold authority to vote for an individual nominee(s), mark “For All Except” and write the name of the nominee(s) on the line below.

2.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

	☐ FOR	☐ AGAINST	☐ ABSTAIN

proposal to ratify the appointment of Ernst & Young LLP, as independent registered public accounting firm of the Company as described in the Proxy Statement.

To transact such other business as may properly come before the annual meeting.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS AND FOR PROPOSAL 2.

Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer.

Signature of Stockholder

Date: